Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-203971, 333-200177, and 333-177556 on
Forms S-3 and Registration Nos. 333-203972 and 333-162246 on Forms S-8 of Apollo Commercial Real Estate Finance, Inc. of our report dated March 4, 2016, relating to the consolidated financial statements of Apollo Residential Mortgage, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2015 appearing in this Current Report on Form 8-K of Apollo Commercial Real Estate Finance, Inc.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 7, 2016